REAL ESTATE CONTRIBUTION AGREEMENT

This Contribution Agreement ("Agreement") is entered into, for reference purposes, as of August 21, 1997, between ASR Investments Corporation ("ASR"), Heritage Communities L.P. ("Heritage" and collectively with ASR the "ASR Parties") and Arbor Terrace I, L.L.C. and Arbor Terrace 11, L.L.C. (collectively "Seller").


1.       PARTIES

         1.1 ASR Parties. ASR Parties hereby agree to the terms and conditions set forth in this Agreement. ASR Parties shall have the right to assign ASR Parties' rights hereunder to an entity in which ASR is a principal.

         1.2 Seller. Seller agrees to contribute the real property hereinafter described to Heritage upon the terms and conditions set forth in this Agreement.

         1.3 Escrow Holder. The transaction contemplated by this Agreement shall be closed through an escrow to be held by Chicago Title Insurance Company ("Escrow Holder") at its office located at 2601 S. 35th Street, Suite 100, Tacoma, Washington 98409.


2.       PROPERTY

         2.1 The real property ("Property") that is the subject of this Agreement is Arbor Terrace I and 11 Apartments, located at 1800 Sidney Avenue, Port Orchard, Washington, and is legally described in Exhibit A which is attached hereto and incorporated herein by this reference.

         2.2 If the legal description of the Property is not complete or is inaccurate, this Agreement shall not be invalid, but the legal description shall be completed or corrected to meet the requirements of Chicago Title Insurance Company (the "Title Company"), which shall issue the title insurance policy hereinafter described.

         2.3 The Property includes, at no additional cost to Heritage, the permanent improvements thereon, including those items which the law of the State of Washington provides is part of the Property, as well as the following items, if any, owned by Seller and presently located in or on the Property: electrical distribution systems, air conditioning equipment, carpets, window coverings, wall coverings, and all appliances and fixtures owned by Seller and located in individual dwelling units and common areas, if any.

         2.4 Possession of the Property shall be given to Heritage at the Closing, subject to the rights of existing tenants.

3.       CONTRIBUTION OF PROPERTY TO HERITAGE

         Seller shall contribute the Property, subject to the Mortgage Loans, to Heritage in exchange for cash and Limited Partnership Units (herein "LP Units") of Heritage as follows:

         3.1 The Deemed Value of the Properties will be Seven Million Two Hundred Twenty-Three Thousand and No/100 Dollars ($7,223,000-00) for Phase I and Six Million Twenty-Six Thousand Eighty-Three and No/100 Dollars ($6,026,083.00) for Phase II, for a combined total of Thirteen Million-Two Hundred Forty-Nine Thousand Eighty-Three and No/100 Dollars ($13,249,083.00) including the Earnest Money Deposit and all extension payments made by Buyer pursuant hereto and including interest earned thereon.

         3.2 Heritage shall assume the existing first lien note and deed of trust on Phase I. The balance of said loan to be assumed shall be Four Million Six Hundred Ninety-Five Thousand and No/100 Dollars ($4,695,000.00). Seller agrees to pay, at the Closing, the amount required to reduce the actual balance to the above stated amount. The contingencies contained in Paragraph 6.1.5 below regarding the assumption of said loan are hereby incorporated into the terms of this Paragraph. Heritage shall pay all costs incurred in obtaining the lender's consent to the assumption.

         3.3 Heritage shall obtain a new first position note and deed of trust on Phase II of the Property for not less than Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) as per the contingency stated in Paragraph
6.1.5 below. All costs and fees of the new loan shall be paid by Heritage.

         3.4 In return for the contribution, Seller shall receive the following:

                  3.4.1 Cash of Two Million Fifty-Four Thousand Eighty-Three and No/100 Dollars ($2,054,083.00), subject to adjustment for prorations and Closing costs as defined elsewhere in this Agreement.

                  3.4.2 LP Units of Heritage with a "Value" of Two Million and No/100 Dollars ($2,000,000.00) (determined by deducting the debt assumed in Paragraphs 3.2 and 3.3 and the cash distribution in Paragraph 3.4.1 from the Deemed Value in Paragraph 3. 1). The number of LP Units will be determined by dividing the $2,000,000 by the average closing price of ASR's Common Stock on the American Stock Exchange for the ten (10) day period preceding Closing (the "ASR Stock Price"). Notwithstanding any assignment of the agreement by ASR parties, such LP Units will be convertible into shares of ASR Common Stock upon the terms and conditions of the Heritage partnership agreement and the Common Stock to be received will be fully registered and listed on the American Stock Exchange. The terms and conditions of Exhibit "B" attached hereto shall apply as additional terms and conditions relating to the LP Units and/or stock to be issued.

         3.5 The Exchange Offer. Ten (10) days prior to Closing of the Contribution, ASR shall make the "Exchange Offer" to any partner or member (a "Member") of Seller. Each Member shall have the right to tender all or any part of such Member's interest in Seller to ASR by delivering a validly executed Letter of Transmittal to ASR prior to three (3) days after the Exchange Offer (the "Commitment Date"). The obligations of ASR to accept for purchase and to purchase any Member Interests tendered shall be subject only to the conditions set forth in this Contribution Agreement. ASR shall not be entitled to accept or purchase the Member interest tendered unless all of the conditions to the consumption of the transaction contemplated in this Contribution Agreement are satisfied or waived as provided herein.

                  3.5.1 Number of Shares. On the Closing date, ASR shall deliver to the Escrow certificate of certificates registered in such Member's name for the number of shares of ASR Common Stock equal to (i) the portion of the "Value" attributable to such Member's interest being tendered divided by (ii) the ASR Stock Price. No fractional shares of ASR Common Stock shall be issued in connection with the exchange offer.

                  3.5.2 ASR Common Shares. The ASR Common Stock to be exchanged shall be registered and listed on the American Stock Exchange.

                  3.5.3 Election to Tender Member's Interest. The election of a Member to tender a part of Member's interest owned by the Member shall be made by such Member's execution of a Letter of Transmittal and the return of the Letter of Transmittal to the Escrow Holder for delivery to ASR. Following expiration of the Commitment Date, such tender of the Member's interest shall be irrevocable.


4.       EARNEST MONEY DEPOSIT

         ASR Parties shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in the form of a company check due within 48 hours of mutual execution of this Agreement as Earnest Money for full and faithful performance of ASR Parties obligations hereunder. Earnest Money shall be held by Chicago Title Insurance Company, Tacoma, Washington. The Earnest Money Deposit shall be returned to ASR Parties if ASR Parties have not satisfied or waived in writing each and every of the contingencies listed in Subsection 6. 1.1 through
6.1.6 on or before 45 days from mutual execution of this Agreement, otherwise, if ASR Parties have so waived all of such contingencies, the Earnest Money Deposit and any interest earned thereon shall be applied to the Cash Due Seller at Closing. In the event ASR Parties fails to complete the purchase of Property after the removal of said contingencies, the Earnest Money Deposit made by ASR Parties shall forfeited to Seller as the sole and exclusive remedy available to Seller for such failure. All Earnest Money shall be deposited at interest in a federally insured account, and interest earned shall be credited to the party entitled to the Earnest Money. Irrespective of the above, the contingencies listed to subsections 6.1.7 through 6.1.9 shall continue to the date of Closing. Should Closing fail to occur due to the failure of any of said contingencies, ASR Parties shall be entitled to a refund of the Earnest Money Deposit or any other remedies allowed by Washington law.


5.       ESCROW AND CLOSING

         5.1 When executed by both parties, this Agreement shall constitute not only the agreement of contribution between ASR Parties and Seller, but also instructions to Escrow Holder for the consummation of the Agreement through escrow.

         5.2 Unless extended as provided herein, the Escrow Holder shall close the escrow on or before the 90th day after escrow is opened ("Closing Date") in the offices of Escrow Holder.

         5.3 Escrow Holder is hereby authorized and instructed to conduct the escrow in accordance with this Agreement, applicable law, and the custom and practice of real estate closings in Pierce County, Washington.

         5.4 Subject to satisfaction of the contingencies herein described, Escrow Holder shall close this escrow (the "Closing") by recording the Statutory Warranty Deed and other documents required and by disbursing the funds and documents in accordance with this Agreement.

         5.5 If this transaction is terminated for nonsatisfaction or nonwaiver of an ASR Parties' Contingency as subsequently defined herein then neither of the parties shall thereafter have any liability to other under this Agreement.

         5.6 The Closing shall occur on or before the Closing Date unless the Closing Date be extended herein provided. ASR Parties shall have the right to extend the Closing Date for thirty (30) days by giving written notice to Seller and Escrow Holder prior to the original Closing Date, and by paying into Escrow such election to extend an extension fee in the amount of Fifty Thousand and No/100 Dollars. ($50,000.0 Any extension payments paid shall be applied to the cash due Seller at Closing. All extension payments shall held and considered as additional Earnest Money under Section 4. The extension of the Closing Date shall extend the time requirements for satisfying the contingencies set forth in Paragraphs 6. 1.1 through 6.1.6.


6.       CONTINGENCIES TO CLOSING

         6.1 The closing of this transaction is contingent upon the satisfaction or waiver of the follow contingencies:

                  6.1.1 Condition of Title. Within fifteen (15) days after execution of this Agreement, Seller shall cause Chicago Title Insurance Company (the "Title Issuer") to issue and deliver to Heritage a preliminary commitment for an owner's policy of title insurance (the "Commitment"). Heritage shall give Seller written notice on or before the expiration of twenty (20) days after delivery of the Commitment to Heritage of an defects or encumbrances to which Heritage objects. Any exceptions not objected to within that time shall be deemed to have been approved by Heritage ("Permitted Exceptions"). Seller shall have ten (10) days a receipt of Heritage's objections to give Heritage notice of which objections will be removed from title. If Seller gives written notice within said time that Seller is unable or unwilling to remove the exceptions timely objected to by Heritage, then this transaction shall terminate and neither party will be obligated to contribute or accept the Property to the other unless Heritage elects by notice to Seller within ten (10) days after Seller's notice to complete the contribution subject to the exceptions Seller is unwilling to remove. There will be a separate title policy issued for each phase of the Property.

                  6.1.2 Survey. Within fifteen (15) days after execution of this Agreement, Seller shall cause a survey to be issued and delivered to Heritage. Heritage's shall have twenty (20) days from receipt of said survey to issue its written approval of said survey and of an ALTA title supplement based upon said survey. Said survey shall be prepared by a licensed surveyor to American Land Title Association standards for an owner's extended coverage policy, showing the legal description and boundary lines of the Property, any easements of record, and any improvements, poles, structures and things located within ten feet of either side of the property boundary lines. The survey shall be prepared at Seller's direction and expense. There will be a separate ALTA survey for each phase of the Property.

                  6.1.3 Hazardous Substances Report. Heritage's written approval prior to September 6, 1997 in Heritage's absolute discretion, of a Phase I hazardous substances report concerning the Property. Such report will be obtained at Heritage's direction and expense. A "hazardous substance" for purposes of this Agreement is defined as any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect, render it subject to federal state or local regulation, investigation, remediation, or removal as potentially injurious to public health or welfare. A "hazardous substance condition" for purposes of this Agreement is defined as the existence on or under the Property of a hazardous substance that would require remediation and/or removal under applicable federal, state, or local law.

                  6.1.4 Appraisal. Heritage's written approval prior to September 6, 1997, in Buyer's absolute discretion of the contents and amount of an appraisal of the Property as an operating apartment complex, to obtained by Heritage at Heritage's expense.

                  6.1.5 Financing. Heritage's written approval prior to September 6, 1997 in Heritage's absolute discretion of a financing commitment to finance Phase II on terms and conditions acceptable to Heritage. Heritage's written approval prior to September 6, 1997 of the terms and conditions of Heritage's assumption of the existing note and deed of trust on Phase I. Such assumption approval of the Phase I loan shall be further conditioned upon obtaining a full release of Seller from all obligations to lender on said loan. Additionally, should lender impose any prepayment penalties as a condition of such assumption in connection with the required principal paydown, then either Seller or Heritage shall have the unilateral right to terminate escrow with all earnest money deposits being returned to Heritage if either party elects to terminate. Should ASR parties assign this agreement, the assignee must be acceptable to the lenders.

                  6.1.6 Destruction, Damage or Loss. If there shall have occurred, prior to the Closing, destruction, damage, or loss to the Property or any portion thereof, from any cause whatsoever, which would cost more than $50,000.00 to repair or cure, Seller shall give Heritage prompt notice thereof and Heritage shall have the option, within ten days after receipt of written notice of such loss, either to terminate this transaction or to purchase the Property notwithstanding such loss, but without deduction or offset against the cash due Seller. If Heritage does not elect to terminate this transaction, and if the damage is not repaired prior to Closing, Heritage shall be entitled to any insurance proceeds applicable to such loss, whether paid before or after Closing; and Seller shall pay or credit to Heritage the amount of any deductible amount or self-retained limit under the applicable insurance policies. Unless otherwise notified in writing by either party, Escrow Holder shall assume no destruction, damage or loss costing more than $50,000.00 to repair or cure has occurred prior to Closing.

                  6.1.7 Material Change. No material change, as hereinafter defined, shall have occurred with respect to the Property that has not been approved in writing by Heritage. For purposes of this Agreement, a "material change" shall be a material change in the use, occupancy, or condition of the Property that occurs after the date of this Agreement and prior to the Closing. Heritage shall have ten days following receipt of written notice from any source of any such material change within which to approve or disapprove the same. Unless otherwise notified in writing by either party, Escrow Holder shall assume that no material change has occurred prior to the Closing.

                  6.1.8 Seller Performance. The delivery of all documents and due performance by Seller of each and every undertaking and agreement to be performed by Seller under this Agreement.

                  6.1.9 Breach of Warranty. Each representation and warranty of Seller herein shall be true and correct as of the Closing. Escrow Holder shall assume that this condition has been satisfied unless notified to the contrary in writing by Buyer prior to the Closing.

         6.2 All of the contingencies  specified in subparagraphs  6.1.1 through
6.1.9 are for the benefit of, and may be waived in writing by Heritage, and may elsewhere herein be referred to as "Heritage's Contingencies."

         6.3 Seller shall give Heritage free access to the Property at any reasonable time, subject to the rights of existing tenants, for the purpose of inspecting the Property, doing the work and conducting the tests contemplated by the Heritage's Contingencies. Heritage shall repair any damage done to the Property by Heritage or Heritage's agents in testing or inspecting the Property and shall defend, indemnify and hold harmless Seller and the Property from any and all claims, liabilities, demands, losses, costs, expenses (including reasonable attorneys fees), damages or recoveries, including those for injury to person or property, arising out of or relating to any such work or inspections.

         6.4 Promptly after mutual execution hereof, Seller shall prepare, certify as true and correct, and deliver to Heritage a list of current tenants of the Property, showing for each the unit number and/or mailing address, phone number, length of occupancy, term of current lease, monthly or other periodic rent, the date through which rent is paid, amount of any damage, security or rental deposits held, and a statement of what utilities, if any, are included in the rent. Said list may hereinafter be referred to herein as a "Rent Roll." Seller shall similarly prepare, certify as true and correct, and deliver to Heritage an updated, current Rent Roll within two (2) days of the Closing Date.


7.       DOCUMENTS REQUIRED AT CLOSING

         7.1 Escrow Holder shall cause to be issued to Heritage an ALTA extended coverage owner's form policy of title insurance (1970 form) effective as of the Closing, issued by the Title Company in the full amount of the Deemed Value, insuring fee simple absolute title to the Property vested in Heritage, subject only to the Permitted Exceptions.

         7.2 Seller shall deliver or cause to be delivered to Escrow Holder in time for delivery to Heritage at Closing, executed originals of the following documents:

                  7.2.1  A  Statutory   Warranty  Deed,  duly  executed  and  in
recordable form, conveying good and indefeasible title to the Property to Heritage, free and clear of any and all liens, encumbrances, easements, assessments, reservations and restrictions, except as permitted herein and/or approved by Buyer in writing.

                  7.2.2 A Bill of Sale, duly executed, containing warranties of title, conveying title free and clear of all liens, to any personal property, licenses, permits, maintenance or other contracts and warranties or guaranties owned by the Property or the Seller and being transferred to Heritage. Seller hereby discloses to Heritage that the telephone system is owned by Phone Plus and that the cable system is owned by Cable Plus. Hence, the Bill of Sale will not cover those two items.

                  7.2.3 An Assignment of Leases affecting the Property, duly executed, assigning all leases, prepaid rents and security deposits to Heritage.

                  7.2.4 A certification by the Seller that Seller is not a "foreign person" within the meaning of Internal Revenue Code, Section 1445 or successor statutes. If Seller does not provide such affidavit in form reasonably satisfactory to Buyer prior to the Closing, Escrow Holder shall, at the Closing, deduct from Seller's proceeds and remit to the Internal Revenue Service such sum as is required by applicable federal law with respect to purchase from foreign Sellers.

         7.3 Heritage shall deliver or cause to be delivered to Seller through escrow the Deemed Value and such additional sums as are required of Heritage under this Agreement for prorations, expenses and adjustments. ASR Parties' funds shall be deposited to escrow by cashier's check drawn upon a major banking institution, federal funds wire transfer, or any other method acceptable to Escrow Holder as immediately collectable funds.


8.       PRORATIONS, EXPENSES AND ADJUSTMENT

         8.1 Seller shall pay the premium for the title insurance policy required by Section 7.1 above and the cost, if any, of making title insurable as required hereby, the payment of any real estate excise tax, and one-half of the fees of the Escrow Holder.

         8.2 Heritage shall pay the recording fee for the Statutory Warranty Deed and for any other documents which Buyer may choose to record, and one-half of the fees of the Escrow Holder.

         8.3 Ad valorem personal property and real property taxes, tenant rents due for the month of Closing or thereafter, and all other income and operating expenses for or pertaining to the Property, including but not limited to utility charges, shall be prorated between the parties at Closing. Rents applicable to periods prior to Closing which are collected by Heritage after Closing shall be remitted by Heritage to Seller within thirty (30) days after collection, provided that Heritage shall have no affirmative duty to collect delinquent rents for Seller, and provided further, that Heritage shall be entitled to apply tenant rents to current charges before remitting to Seller for past due charges.

         8.4 At the Closing, the amount of any and all deposits made by then current tenants of the Property, including, but not limited to rental deposits, damage deposits and nonrefundable cleaning fees, as well as the amount of any unpaid bills relating to periods prior to Closing for which Heritage will be responsible after Closing, shall be transferred by Seller to Heritage by an equivalent credit against the purchase price.

         8.5 Any items to be prorated which are not determined or determinable at Closing shall be promptly adjusted by the parties by appropriate cash payments outside of the escrow when the amount thereof has been determined.

         8.6 Seller shall pay, at the Closing, the required amount to reduce the loan balance on Phase I down to the amount that Heritage will be assuming. Seller shall pay, at the Closing, any shortfall between the payoff amount on the existing loan on Phase II and the net cash proceeds otherwise available from the Heritage's new loan on Phase II.

         8.7 Seller will deposit, at the Closing, at a mutually agreeable location and escrow, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) into a "concession/ promotion/advertising/leasing expense" escrow account. For a period of two years after the date of Closing, Heritage shall have the full authority to draw from said account, on a monthly basis, any and all costs incurred by Heritage for any leasing concessions, leasing promotions, advertising costs, leasing commissions, etc. relating to the Property. Any such costs shall be in relationship to any leasing and/or resident retention costs. All such costs shall be at Heritage's sole discretion. At the end of two years from the Closing, any funds remaining in said account shall be returned to the Seller. Further, any interest earned on said account shall be disbursed to the Seller as and when it is added to the account. If at any time prior to the end of two years from the date of Closing the account has been reduced to a zero balance, the account will be closed and all terms and conditions of said account shall be terminated. Seller shall have no liability to Heritage for any funds other than the original deposit amount into the account.

9.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF Seller

         9.1 Seller hereby makes the following covenants, warranties and representations to ASR Parties:

                  9.1.1 Seller is the owner of the Property and has the full right, power and authority to sell, convey and transfer the Property to Buyer as provided herein, and to perform Seller's obligations hereunder.

                  9.1.2 Seller possesses all licenses, permits and certificates of occupancy. necessary or appropriate to own and operate the Property as an apartment complex.

                  9.1.3 Seller has no knowledge of any aspect or condition of the Property or the current use of the Property which violates applicable laws, rules, regulations, codes, or covenant, conditions, or restrictions, or of improvements or alterations made to the property without a permit where one was required, or of any unfulfilled order or directive of any applicable governmental agency or casualty insurance company that any work of investigation, remediation, repair, maintenance or improvement is to be performed on the Property.

                  9.1.4 Prior to Closing, Seller will not violate or modify, orally or in writing, any existing lease or other agreement relating to the Property, or create any new leases or other agreements affecting the Property except in the ordinary and normal course of business on a basis consistent with Seller's past practice in operation of the Property, or create any new leases which would violate the representations contained in subsection 9.1.6 below, provided that Seller may enter into month-to-month rental agreements which are terminable on not more than 30 days notice or after Closing. The provisions of this Section shall not be taken to prevent Seller from continuing, prior to Closing, to lease the apartments for such terms not exceeding nine months, and at such rental rates as are consistent with Seller's current practices in the ordinary and normal course of its business in operating the Property.

                  9.1.5 Seller has no knowledge of any actions, suits, or proceedings pending or threatened before any commission, board, bureau, agency, instrumentality, arbitrator, court or tribunal that would affect the Property or the right to occupy or utilize the Property.

                  9.1.6 Each Rent Roll is true and accurate in all material respects. Except as shown in any Rent Roll, all tenant leases are in full force and effect; there are no material breaches thereof by either Seller or any tenant; no rent is prepaid for more than one month; other than as shown on the rent roll, there are no rental rebates, rental concessions or free rent granted or promised to any tenant; and all tenancies can be terminated after expiration of fixed term after thirty (30) days notice.

                  9.1.7 Seller and each person executing the Agreement on behalf of Seller have full and unrestricted power and authority to execute the Agreement, and Seller has full and unrestricted power and authority to execute the Agreement, and Seller has full and unrestricted power and authority to perform Seller's obligations hereunder and to sell and convey the Property to Buyer on the terms and conditions hereof.

                  9.1.8 To the best of Seller's knowledge, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers except tenants disclosed in the Rent Roll and under the written leases delivered to Buyer pursuant to this Agreement.

                  9.1.9 Seller has paid, through the current date, all taxes, charges, debts, and other assessments due by the Seller with respect to the Property.

                  9.1.10 The Property is not in a flood plain.

                  9.1.11 There will be no unrecorded liens or Uniform Commercial Code liens against the Property which will not be satisfied out of the Purchase Price.

                  9.1.12 Seller has no knowledge that the Property is subject to any surface or sub-surface ground faults. Seller is aware, however, that all of the Puget Sound area is subject to earthquakes.

                  9.1.13 The Property is not being used and Seller has no knowledge that it has ever been used for the storage or disposal of any hazardous or toxic materials.

                  9.1.14 To the best of Seller's knowledge, no fact or condition exists which would result in the termination of the current access from the Property to the presently existing highways and/or roads adjoining or situated on the Property, or to any existing sewer or other utility facilities servicing, adjoining, or situated on the Property.

                  9.1.15 Seller shall not further encumber, or allow the encumbrance of, the title to the Property, or modify the terms or conditions of any existing encumbrances without the written consent of Buyer.

         9.2 Seller's representations and warranties shall survive the Closing and delivery of the deed, and unless otherwise noted herein, are true material and may be relied upon by Buyer in all respects, both as of the date of the Agreement and as of the date of Closing. These warranties in Paragraph 9 shall survive the Closing for a period of two years and apply only to claims made prior to the end of the two year period.

         9.3 Seller's Limited Warranty.

                  9.3.1 Through the first twelve (12) months following the date of Closing, Seller warrants to Heritage that the buildings on the Property have been constructed in a good and workmanlike manner and are free from defects as to material and workmanship unless expressly excluded below. Claims by Heritage under this warranty shall be valid only if delivered to Seller in writing within one (1) year of the date Heritage acquires the Property. Said warranty shall apply exclusively for the benefit of Heritage (including anyone whom Heritage has assigned its interest in this Agreement prior to Closing) and shall terminate at such time as Heritage (or the successor prior to Closing) ceases to be the owner of the Property.

                  9.3.2 At Closing, Seller will deliver to Heritage all manufacturers' warranty material applicable to the heating system, appliances, and other equipment supplied with the Property. It is understood and agreed that such manufacturers' warranties, as delivered to Heritage, shall be the exclusive remedy as to all items installed in or around the Property which are covered by such delivered separate manufacturers' warranties; and Seller does not give any warranty express or implied as to the merchantability of such items or as to their fitness for any purpose.

                  9.3.3 Seller shall not be required to warrant any of the following: (1) concrete or floor mortar expansion cracks, (2) floor squeaks, (3) cracks in sheet rock, (4) chips, scratches or mars in tile, woodwork, walls, porcelain, brick, mirrors, plumbing fixtures, or glass not identified in writing at the time of purchase, (5) spots on carpeting, (6) warpage of doors due to temperature differential or changes, and (7) freezing of plumbing pipes and faucets. The buildings are used and the warranty excludes normal wear and tear resulting from usage as rental apartments.

                  9.3.4 There are no other terms, conditions or warranties, express or implied, of quality, fitness, habitability or otherwise as to any of the Property or any improvements construed thereto, other than or different from those set forth in this paragraph and those set forth in this Agreement. Heritage acknowledges that, at the conclusion of the one (1) year period, it will have no claims against Seller for any defects in the Property or any improvements thereto except for those matters about which a claim has been made prior to the one (1) year limitation and are included in the warranty described in this Paragraph 9.3.


10.      GENERAL AND MISCELLANEOUS PROVISIONS

         10.1 Broker Commission. Seller agrees to pay a commission of Two Hundred Thousand and No/100 Dollars ($200,000.00) at Closing, payable one-half to CB Commercial Real Estate Group, Inc. and one-half to The Brewer Company. Said commission shall be paid by a transfer of a portion of the ASR Investments Corporation common stock that Seller is to receive from this transaction. ASR Parties and Seller shall indemnify and hold harmless the other from any claims asserted for commissions or fees alleged to be payable to any third party not named above because of any act, omission or statement of the indemnified party.

         10.2 Further Assurances. ASR Parties and Seller shall each, diligently and in good faith, undertake all actions and procedures reasonably required to place the escrow in condition for Closing as and when required by this Agreement and to sign and deliver all documents and things reasonably necessary or convenient to that end.

         10.3 Attorney's Fees. In the event of any litigation or arbitration between the ASR Parties and Seller concerning this transaction, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs in an amount to be determined by the court or arbitrator(s), which amount shall be included in any judgment or award rendered in the matter.

         10.4 Notices. Any notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested ("Mail") and addressed to the parties as follows:

If to Seller:                               If to ASR Parties:
Mr. Rick Manning                            Mr. Jon Grove, Chairman
1800 Sidney                                 ASR Investments Corporation
Port Orchard, WA   98366                    355 North Wilmot Avenue, Suite 250
                                            Tucson, AZ 85711
Telephone:      (360) 895-5800              Telephone:      (520) 748-2111
Facsimile:      (360) 895-5802              Facsimile:      (520) 750-8865
With Copy to: Dale L. Carlisle              With Copy to:
Gordon Thomas Honeywell                     c/o Heritage Residential Group, Inc.
Suite 2200
1201 Pacific Avenue                         3845 FM 1960 W, Suite 450
Tacoma, WA 98402                            Houston, TX 77068
Telephone:      (253) 572-5050              Telephone:      (281) 580-1990
Facsimile:      (253) 572-4516              Facsimile:      (281) 580-1412

Notices shall be effective upon actual receipt or two business days after being sent by Mail, whichever is sooner.

         10.5 Applicable Law. This Agreement shall be governed by the laws of the State of Washington and jurisdiction of any disputes shall be in Kitsap County, Washington.

         10.6 Counterparts. This Agreement may be executed in counterparts, each which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         10.7 Time of the Essence. Time is of the essence of every provision of the Agreement.

         10.8 Binding Effect. This Agreement embodies the entire understanding of the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties, whether written or oral, relating to the subject matter hereof. No amendment or modification hereof shall be binding unless in writing and signed by the party to be bound thereby. This Agreement shall bind the parties hereto and their respective successors, legal representatives and assigns as allowed hereunder.

         10.9 Saturday, Sunday, and Legal Holidays. If the time from performance of any of the terms, conditions, and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of performance shall be extended to the next business day thereafter.

         10.10 Section 1031 Like-Kind Exchange. If either ASR Parties or Seller intends for this transaction to be part of a Section 1031 Like-Kind Exchange, then the other party agrees to cooperate in the completion of the Like-Kind Exchange so long as such cooperating party incurs no additional expenses or liabilities in doing so and so long as such exchange does not extend the Closing date beyond the otherwise scheduled Closing date. Without limiting the foregoing, ASR Parties shall not be obligated to acquire title to any other property in order to implement the exchange.

         10.11 Lead-Based Paint Disclosure. In order to comply with the Residential Lead-Based Paint Hazardous Reduction Act of 1992, Seller represents to Buyer that none of the units in the Property being purchased were built before 1978.

         10.12 Acceptance. This offer shall automatically expire if not accepted by Purchaser and Seller on or before August 20, 1997.

         Seller: ARBOR TERRACE I, L.L.C.         ASR PARTIES
                                                 ASR Investments Corporation, By
         Name:   Signature Illegible             Name:  /s/ Dale A. Webber
              -------------------------------         --------------------------
         Title:  Managing Member                 Title: Vice President
              -------------------------------         --------------------------
         Date:   8-20-97                         Date:  8-18-97
              -------------------------------         --------------------------

         Seller: ARBOR TERRACE II, L.L.C.        ASR PARTIES
                                                 Heritage Communities L.P., By
         Name:  Signature Illegible              Name:  /s/ Dale A. Webber
              -------------------------------         --------------------------
         Title:  Managing Member                 Title: Vice President
              -------------------------------         --------------------------
         Date:   8-20-97                         Date:  8-18-97
              -------------------------------         --------------------------

         BROKER                                  BROKER:

         Name:   /s/ Mike Brewer                 Name:  CB Commercial
              -------------------------------         --------------------------
         Title:  The Brewer Co.                  Title:  /s/ Brian Peart
              -------------------------------         --------------------------
         Date:   8-21-97                         Date:  8-21-97
              -------------------------------         --------------------------

A TRUE COPY OF THE FOREGOING AGREEMENT, SIGNED BY THE SELLER, IS HEREBY RECEIVED ON AUGUST 25, 1997 BY ASR PARTIES.


ASR Parties: Signature Illegible
            --------------------------

                 SELLER'S SUPPLEMENT TO REAL ESTATE CONTRIBUTION
                                    AGREEMENT

         This is a Seller's Supplement to that Real Estate Contribution Agreement covering the apartment properties known as Arbor Terrace 1 and Arbor Terrace 2 located in Kitsap County, Washington between ASR INVESTMENTS CORPORATION, HERITAGE COMMUNITIES L.P., ARBOR TERRACE 1 L.L.C and ARBOR TERRACE 11 L.L.C. which is being executed by the Seller this 21st day of August, 1997. This Supplement amends the Real Estate Contribution Agreement as specified herein and the Seller's acceptance of the Real Estate Contribution Agreement is conditioned upon the purchasers' acceptance of this Supplement. If this Supplement is not accepted, the Real State Contribution Agreement is terminated.

         1. Paragraph 4 is amended to provide that the contingencies of 6.1 through 6.1.6 must be satisfied by Heritage's written approval prior to September 6, 1997 and the reference to 45 days in paragraph 4 is deleted. Further, the references to time in paragraphs 6.1.1 and 6.1.2 are changed to require said approvals prior to September 6, 1997.

         2. The Closing date described in paragraph 5.2 shall be changed to read on or before the forty-fifth (45th) day following September 6, 1997.

         3. Any costs pertaining to the assumption of the Phase I loan as described in the Lender's Loan Consent Letter dated August 14, 1997, from Lincoln National, shall be borne by the ASR Parties.

         4. The ASR Parties will bear all costs of obtaining the new loan for Phase II as identified in a commitment issued to the ASR Parties.

         5. In all other particulars, the Real Estate Contribution Agreement as executed this 21st day of August, 1997, the same date as this Supplement, is affirmed and ratified.

         Dated this 21st day of August, 1997.

         Seller:                               ASR PARTIES
         ARBOR TERRACE I L.L.C.                ASR Investments Corporation, By

         Name: Signature Illegible             Name: /s/ Dale A. Webber
              ---------------------------           ---------------------------
         Title: Managing Member                Title: VP
               --------------------------            --------------------------
         Date: 8/21/97                         Date: 8/21/97
              ---------------------------           ---------------------------

         Seller:                               ASR PARTIES
         ARBOR TERRACE II L.L.C.               Heritage Communities L.P., By

         Name: Signature Illegible             Name: /s/ Dale A. Webber
              ---------------------------           ---------------------------
         Title: Managing Member                Title: VP
               --------------------------            --------------------------
         Date: 8/21/97                         Date: 8/21/97
              ---------------------------           ---------------------------

         BROKER:                               BROKER:

         Name: /s/ Mike Brewer                 Name: CB Commercial
              ----------------------------          ---------------------------
         Title: The Brewer Co.                 Title: /s/ Brian Peart
               ---------------------------           --------------------------
         Date: 8/21/97                         Date: 8/21/97
              ---------------------------           ---------------------------

                SUPPLEMENT TO REAL ESTATE CONTRIBUTION AGREEMENT


This is a Supplement to that Real Estate Contribution Agreement and Seller's Supplement to Real Estate Contribution Agreement, covering the apartment properties collectively known as Arbor Terrace located in Port Orchard, Washington between ASR Investments Corporation ("ASR"), Heritage Communities L.P. ("Heritage" and collectively with ASR the "ASR Parties"), and Arbor Terrace I, L.L.C. and Arbor Terrace II, L.L.C. collectively ("Seller") dated August 21, 1997. This supplement amends the Real Estate Contribution Agreement and Seller's Supplement to Real Estate Contribution Agreement as specified herein and all three agreements should be considered as one.

         1. The number of shares of ASR Common Stock identified in item 3.4.2, shall be valued at $23,20625, and the number of shares shall be Two Million and No/00 Dollars ($2,000,000.00) divided by said $23,20625 (being the 10 day average of the closing price of ASR's Common Stock on the American Stock Exchange for each day the Common Stock was traded, from August 22, 1997 through September 5, 1997, rounded to the nearest whole share, or $6,184 shares of ASR Common Stock.

In all other particulars the Real Estate Contribution Agreement dated August 21, 1997 is affirmed and ratified.

Dated this 8th day of September, 1997.

         Seller: Arbor Terrace I, L.L.C.         ASR PARTIES
                                                 ASR Investments Corporation, By

         Name: Signature Illegible             Name: /s/ Dale A. Webber
              ---------------------------           ---------------------------
         Title: Managing Member                Title: Vice President
               --------------------------            --------------------------
         Date: 9/9/97                          Date: September 8, 1997
              ---------------------------           ---------------------------

         Seller: Arbor Terrace II, L.L.C.        ASR PARTIES
                                                 Heritage Communities L.P., By

         Name: Signature Illegible             Name: /s/ Dale A. Webber
              ---------------------------           ---------------------------
         Title: Managing Member                Title: Vice President
               --------------------------            --------------------------
         Date: 9/9/97                          Date: September 8, 1997
              ---------------------------           ---------------------------


A TRUE COPY OF THE FOREGOING AGREEMENT, SIGNED BY THE Seller, IS HEREBY RECEIVED ON SEPTEMBER 10, 1997 BY ASR PARTIES.

ASR Parties: Signature Illegible
            ------------------------